UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

WAYTRONX, INC.

Commission File Number 0-29195

Waytronx, Inc.
(Name of Small Business Issuer in Its Charter)

Colorado	(7310)	84-1463284
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300.
(Address and Telephone Number of Principal
Executive Offices and Principal Place of Business)

2008 Equity Incentive Plan
(Full Title of Plan)

William J. Clough, President
Waytronx, Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300.
 (Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check
if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2) (3)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value	1,500,000	$0.10	$150,000	$8.37

1.
Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, based upon the closing price of the Registrant's common stock ($0.10) as reported by OTC:BB on November 16, 2009.

2.	Represents 1,500,000 shares underlying the Registrants 2008 Equity Incentive Plan.
3.
Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

Qualification under Rule 405 of Regulation C
The Waytronx, Inc. 2008 Equity Incentive Plan qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

Explanatory Note
This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act, to register shares of our $.001 par value common stock issuable pursuant to our 2008 Equity Incentive Plan.  Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffering and resale on a continuous or delayed basis in the future of "restricted securities" which may be issued pursuant to our 2008 Equity Incentive Plan.

Effective upon Filing
This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission.  Any reoffer or resale of the securities covered by this Registration Statement by affiliates or the reoffer or resale of "control" securities are included herein if they have been acquired by the selling security holder pursuant to our 2008 Equity Incentive Plan.

Date of Proposed Sale
Approximate date of proposed sales pursuant to the plan:
As soon as practicable after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information
We will send or give the documents containing the information specified in Part 1 of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.  We do not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.          Registrant Information and Employee Plan Annual Information
Waytronx, Inc., a Colorado corporation, will furnish, without charge, to each person to whom the reoffer prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents).  Requests should be directed to the attention of William J. Clough, Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062, phone (503) 612-2300.

REOFFER PROSPECTUS

1,500,000 Common Shares
(par value $0.001 per share)

Waytronx, Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300.

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 1,500,000 shares of our common stock which may be acquired pursuant to our 2008 Equity Incentive Plan, the names of whom are not known by the Registrant at the time of filing this Form S-8 Registration Statement.  As the names and amounts of securities to be reoffered become known, the Registrant shall supplement this reoffer prospectus with that information as required by Rule 424(b) (section 230.424(b)).  We will not receive any of the proceeds from sales by the selling shareholders.

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest.  Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The common stock may be sold by one or more of the following: (i) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell portions of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  We will not receive any of the proceeds from the sale of these shares.  We have paid the expenses of preparing this prospectus and the related registration statement.  On November 16, 2009, the last reported sale price for our common stock on the OTC Bulletin Board was $0.10 per share.  Our common stock is traded on the OTC:BB system under the symbol "WYNX.OB".

See "Risk Factors" beginning at page 7 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED
IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is November 18, 2009.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

SUMMARY

This Summary highlights information contained elsewhere in this Reoffer Prospectus.  It does not contain all of the information that you should consider before investing in our Common Stock.  We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

Company Overview
Waytronx, Inc. is a Colorado corporation organized on April 21, 1998.  The Company’s principal place of business is located at 20050 SW 112th Avenue, Tualatin, Oregon 97062, phone (503) 612-2300.  Waytronx, Inc. (formerly known as OnScreen Technologies, Inc.) has pioneered and is commercializing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others.  This advanced technology involves the use of fluid displacement to move heat away from the source instead of traditional passive heat transference through solid materials.  Utilizing its patented WayCool hybrid mesh architecture, Waytronx can enhance system performance and remove thermal barriers caused by "microwarming" in today's advanced computing devices.  The Company's proprietary cooling solutions for central and graphics processors, solar energy devices and power supplies provide more cost effective and efficient thermal management to the electronics industry.

Effective May 16, 2008, Waytronx, Inc. formed a wholly owned subsidiary, Waytronx Holdings, Inc., to acquire the assets of CUI, Inc., a Tualatin, Oregon based provider of electronic components including power supplies, transformers, converters, connectors and industrial controls for Original Equipment Manufacturers (OEMs).  Since its inception in 1989, CUI has been delivering quality products, extensive application solutions and superior personal service.  CUI's solid customer commitment and honest corporate message are a hallmark in the industry. The Company does not expect any organizational changes to CUI’s operations in the U.S., China or Sweden.

With CUI’s capabilities and extensive contacts throughout Asia, this acquisition allows Waytronx to continue to develop its proprietary thermal management technology, including both WayCool™ and WayFast™ technologies.  In addition, Waytronx will be working to rapidly bring its product line to market using CUI’s market partners and global distribution capabilities.  Moreover, CUI’s testing and R&D capabilities will allow Waytronx to commercialize and prototype its products more efficiently and economically.

CUI offers six distinct product lines: interconnect solutions including connectors and cables; sound solutions including speakers and buzzers; control solutions including encoders and sensors; external power solutions; and a specialized brand of internal power solutions known as V-Infinity.  These offerings, combined with the Waytronx portfolio of cooling solutions, provide a technology architecture that addresses cooling and power to industries ranging from consumer electronics to defense and alternative energy.

Effective July 1, 2009, Waytronx acquired Comex Instruments Ltd. and 49% of Comex Electronics Ltd. that includes an associated distribution network, both companies are Japanese based providers of electronic components.  The Comex acquisition provides a manufacturing component which will allow Waytronx to manufacture some of its own products, such as the AMT encoder, in Japan.

The consideration for the CUI asset purchase transaction included two promissory notes in the aggregate principal amount of thirty one million five hundred thousand dollars ($31,500,000) one of which may convert to Company common stock at $0.25 per share.  The CUI, Inc. asset acquisition transaction is summarized as follows:
Waytronx, Inc. will acquire 100% of the assets of CUI, Inc. in consideration for payment and issuance to CUI, Inc. of the following:
$   6,000,000 cash
$ 14,000,000 promissory note
$17,500,000 convertible promissory note
$37,500,000 Total

Description of funding source and transaction mechanics:
$6,000,000 cash loan from Commerce Bank of Oregon, term of 3 years, interest only, prime rate less 0.50%, secured by Letters of Credit.
$14,000,000 promissory note to CUI, Inc., payable monthly over three years at $30,000 per month including 1.7% annual simple interest with a balloon payment at the thirty sixth monthly payment, no prepayment penalty, annual success fee of 2.3%, right of first refusal to the note payee, CUI, Inc., relating to any private capital raising transactions of Waytronx during the term of the note.
A $17,500,000 convertible promissory note with 1.7% annual simple interest and a 2.3% annual success fee, permitting payee to convert any unpaid principal, interest and success fee to Waytronx common stock at a per share price of $0.25 and at the end of the three year term (May 15, 2011) giving to Waytronx the singular, discretionary right to convert any unpaid principal, interest and success fee to Waytronx common stock at a per share price of $0.25.  This note also provides a right of first refusal to the note payee, International Electronic Device, Inc., relating to any private capital raising transactions of Waytronx during the term of the note.  In May 2009, Waytronx and the debt holder of the $17,500,000 convertible promissory note, IED, Inc., agreed to amend the $17,500,000 convertible promissory note related to the acquisition of CUI, Inc. by reducing the conversion rate from $0.25 to $0.07 per share to reflect the stock price for the ten day trailing average preceding April 24, 2009, the date of the agreement.  The agreement specifically retains the total maximum convertible shares at 70,000,000 as stated in the original Note.  This amendment effectively reduced the Note principal from $17,500,000 to $4,900,000.  As a result, the Company recognized an extraordinary gain on the extinguishment of this debt of $11,808,513 and a reduction in the related discount of debt of $791,487.  As of September 30, 2009, there is a discount on debt related to this note of $3,277,838 and a net long term balance of this note is $1,622,162.

Appointment of three members to Board of Directors:
As a condition of the transaction, CUI, Inc. is granted the contractual right to appoint three members to the Waytronx, Inc. Board of Directors for so long as there remains an unpaid balance on the above described promissory notes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus before purchasing our common stock.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected.  If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment  The risk factors described below are not the only ones that may affect us.  Our forward-looking statements in this prospectus are subject to the following risks and uncertainties.  Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.  See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history which makes an evaluation of our business and prospects difficult.
The Company continues its efforts to commercialize the WayCool thermal management technology.  Our limited operating history in this industry and the unique nature of the WayCool technology makes evaluation of its future prospects very difficult.  To date commercialization of the WayCool technology has not achieved profitability and the Company cannot be certain that it will sustain profitability on a quarterly or annual basis in the future.  One should carefully consider the Company’s prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving technology.

There is no assurance we will achieve profitability.
The Company continues its efforts to commercialize the innovative thermal cooling technology, WayCool; although, to date we have not received significant revenue from the WayCool thermal management technology.  For the nine months ended September 30, 2009, we had a net loss of $2,883,629.  We will need to generate significant revenues from the WayCool product line and CUI products to offset current operational and development losses if we are to cover our current overhead expenses, including further development costs and marketing expenses.  There is no assurance that the Company will achieve profitability.

During 2007 and 2008, we funded our operations with net proceeds of approximately $8.9 million we received from financing activities.  The Company believes that additional equity financing or debt will be necessary to fund its operations until revenue streams are sufficient to fund operations; however, the terms and timing of such additional equity or debt cannot be predicted.  The Company cannot assure that its revenues will be sufficient to cover all operating and other expenses of the Company.  If revenues are not sufficient to cover all operating and other expenses, the Company will require additional funding.

We have the risks of a new product developer in the WayCool technology business.
The Company, as the owner of the WayCool thermal management cooling technology patents, assumed the responsibility for completing the development of the WayCool thermal management technology and determining which products to commercialize utilizing the WayCool technology.  Because this is a new technology, there is a risk that the technology, operation and development of products could be unsuccessful or that the Company will not be successful in marketing any products developed with the WayCool technology.  Such failures would negatively affect the Company’s business, financial condition and results of operations.

We will be dependent on third parties and certain relationships to fulfill our complete our WayCool business model.
Because it is the intention of the Company to license the manufacturing and distribution of the WayCool technology to unrelated companies that are better equipped financially and technologically to design and manufacture the WayCool technology end products, the Company will be heavily dependent on these third parties to adequately and promptly provide the end product.  The Company will be dependent upon its ability to maintain the agreements with these designers and manufacturers and other providers of raw materials and components who provide the necessary elements to fulfill the Company’s product delivery obligations at the negotiated prices.

We have a short operating history and a relatively new business model regarding our recent acquisitions.  This makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to be successful.
In May 2008 Waytronx acquired the assets of CUI, Inc., an Oregon based provider of electronic components including power supplies, transformers, converters, connectors and industrial controls for Original Equipment Manufacturers (OEMs).  CUI has operations in the U.S., China and Sweden.  It is the intention of management that the marketing, sales and distribution organization of CUI will be beneficial to the future of the WayCool technology.  Notwithstanding that CUI has in recent years generated positive cash flow, there is no assurance that the synergy between the Company and CUI will result in a financial advantage for future operations.  Because of the newness of this business combination future profitability is an uncertainty.

In July 2009 Waytronx acquired, as a wholly owned subsidiary, Comex Instruments Ltd. and 49% of Comex Electronics Ltd. that includes an associated distribution network; both companies are Japanese based providers of electronic components.  The Comex acquisition provides a manufacturing component which is intended to allow Waytronx to manufacture some of its own products, such as the AMT encoder, in Japan.  Notwithstanding that Comex has in recent years generated positive cash flow, there is no assurance that the synergy between the Company and Comex will result in a financial advantage for future operations in the United States or Japan.  Because of the newness of this business combination.  Future profitability is an uncertainty.

We have a limited operating history of these two acquisitions to aid in assessing our future prospects.  We will encounter risks and difficulties as a company operating in a new and rapidly evolving market.  We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We face significant competition.
We face formidable competition in every aspect of our business from other companies many of which have more employees, cash resources and more established relationships with customers and end users than we do.  Our competitors can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for customers.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.
We do not have a great deal of experience acquiring companies and the companies we have acquired have been small.  We continue our process of integrating these recent acquisitions into our own business model and we expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions.  These transactions could be material to our financial condition and results of operations.  The process of integrating an acquired company, business or technology has created and will continue to create unforeseen operating difficulties and expenditures.  The areas where we face risks include:
•	Implementation or remediation of controls, procedures and policies at the acquired company.
•	Diversion of management time and focus from operating our business to acquisition integration challenges.
•	Coordination of product, engineering and sales and marketing functions.

•	Transition of operations, users and customers into our existing customs.
•	Cultural challenges associated with integrating employees from the acquired company into our organization.
•	Retention of employees from the businesses we acquire.
•	Integration of the acquired company’s accounting, management information, human resource and other administrative systems.
•
Liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

•	Litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders, or other third parties.
•
In the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

•	Failure to successfully further develop the acquired technology

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions could cause us to fail to realize the anticipated benefits of such acquisitions, incur unanticipated liabilities and harm our business generally.

Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition.  Also, the anticipated benefit of many of our acquisitions may not materialize.

Our business and operations are experiencing growth.  If we fail to effectively manage our growth, our business and operating results could be harmed.
We have experienced growth through corporate acquisition which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results.  Our expansion and growth in international markets heightens these risks as a result of the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures.  To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These systems enhancements and improvements will require significant capital expenditures and management resources.  Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

If we do not continue to innovate and provide products that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.
Our success depends on providing products that are competitive in quality and price for our customers.  Our competitors are constantly developing innovations in products and customer services.  As a result, we must continue to invest significant resources in research and development in order to enhance our technology pertaining to our existing products and to introduce new products of use to our wholesale and retail customers.  If we are unable to provide quality products, then our users may become dissatisfied and move to a competitor’s products.  In addition, new products may present new and difficult technology challenges and we may be subject to claims if users of these offerings experience quality issues.  Our operating results would also suffer if our innovations are not responsive to the needs of our users or are not effectively brought to market.  As electronic technology continues to develop, our competitors may be able to offer electromechanical solutions that are, or that are seen to be, substantially similar to or better than ours.  This may force us to compete in different ways and expend significant resources in order to remain competitive.

The market for electronics is extremely competitive.
Because the electronics industry is highly competitive, the Company cannot assure that it will be able to compete effectively.  The Company is aware of several other companies that offer similar products, utilizing different technology than its WayCoolTM technology.  Many of these competitors have been in the electronics business longer than we and have significantly greater assets and financial resources than are currently available to the Company.  The Company expects competition to intensify as innovation in the electronics industry advances and as current competitors expand their market into the thermal management and electromechanical sectors.  The Company cannot assure you that it will be able to compete successfully against current or future competitors.  Competitive pressures could force the Company to reduce its prices and may make it more difficult for the Company to attract and retain customers.

We depend on key personnel and will need to recruit new personnel as our business grows.
As a small company, our future success depends in a large part upon the continued service of key members of our senior management team who are critical to the overall management of Waytronx and our subsidiary companies, CUI and Comex, as well as the development of our technology, our business culture and our strategic direction.  The loss of any of our management or key personnel could seriously harm our business and we do not maintain any key-person life insurance policies on the lives of these critical individuals.

If we are successful in expanding our product and customer base, we will need to add additional key personnel as our business continues to grow.  If we cannot attract and retain enough qualified and skilled staff, the growth of its business may be limited.  Our ability to provide services to customers and expand our business depends, in part, on our ability to attract and retain staff with professional experiences that are relevant to technology development and other functions the Company performs.  Competition for personnel with these skills is intense.  We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

We believe our future success will depend in part on the following:
•	the continued employment and performance of our senior management,
•	our ability to retain and motivate our officers and key employees, and
•	our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, sales and customer service personnel.

We rely on skilled personnel and, if we are unable to hire, retain or motivate qualified key personnel, we may not be able to grow effectively.
Our performance largely depends on the talents and efforts of skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate and retain skilled personnel for all areas of our organization.  Competition in our industry for qualified employees is intense.  In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.  Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

In addition, we believe that our corporate culture fosters innovation, creativity and teamwork.  As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture.  This could negatively impact our future success.

If Waytronx is to remain competitive, we must be able to keep pace with rapid technological change.
Because the Company competes in the highly volatile electronics industry, the Company’s future success depends, in part, on its ability to develop or license leading technologies useful in its business, enhance the ease of use of existing products, develop new products and technologies that address the varied needs of customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  If the Company is unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, the Company may not be able to adapt in a timely manner to changing market conditions or customer requirements.

If we fail to adequately protect our patents, trademarks and proprietary rights, our business could be harmed.
Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  The Company relies on trademark and patent law, trade secret protection and confidentiality or license agreements with their employees, customers, partners and others to protect its proprietary rights.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company’s intellectual property without its authorization.  Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services.  For example, as we continue to grow internationally, effective intellectual property protection may not be available in every country in which our products are distributed or made available or the efforts we have taken to protect our intellectual proprietary rights may not be sufficient or effective in all foreign countries.  There is no assurance our pending trademark applications for WayCool, WayCoolant, Waytronx, WayFast, V-Infinity, CUI INC, CUI Europe and CUI will be approved.  Given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.  Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We may infringe intellectual property rights of third parties.
Litigation regarding intellectual property rights is common in the technology industry.  The Company may, in the future, be the subject of claims for infringement, invalidity or indemnification claims based on such claims of other parties' proprietary rights.  These claims, whether with or without merit, could be time consuming and costly to defend or litigate, divert the Company’s attention and resources, or require the Company to enter into royalty or licensing agreements.  There is a risk that such licenses would not be available on reasonable terms, or at all.  Although the Company believes it has full rights to use its current intellectual property without incurring liability to third parties, there is a risk that its products infringe the intellectual property rights of third parties.

Third parties may infringe on our intellectual property rights
There can be no assurance that other parties will not infringe on our intellectual property rights with respect to its current or future technologies.  The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in its industry segment grows.  Any such claim, with or without merit, could be time-consuming, result in costly litigation, create service upgrade delays or require the Company to enter into royalty or licensing agreements.  Such royalty or licensing agreements might not be available on terms acceptable to the Company, or at all.  As a result, any such claim of infringement by the Company could have a material adverse effect upon its business, results of operations and financial condition.

We face competition across all geographic markets from competitors, including thermal management providers and traditional electromechanical companies.
In addition, we face competition from other electronic equipment providers, including start-ups as well as developed companies that are enhancing or developing new and innovative technologies that are in direct competition with our products and technologies.  We compete with electronic manufacturing and distribution companies, particularly in the areas of thermal management and electromechanical supplies and other hardware products.  Also, we compete with companies that sell products online because these companies, like we, are trying to attract prospective purchasers to their web sites to search for information about products.

In certain markets outside the U.S., other electromechanical product suppliers have greater brand recognition, larger advertising and marketing budgets and a larger technical staff than we have.  Even in countries where we have a significant user following, we may not be as successful in generating sales revenue due to slower market development, our inability to provide local advertising or other factors.  In order to compete in the international market, we need to better understand our international users and their preferences, improve our brand recognition, our selling efforts internationally, and build stronger relationships with distributers.  If we fail to do so, our global expansion efforts may be more costly and less profitable than we expect.

Our business depends on a strong brand, and failing to maintain and enhance our brand would hurt our ability to expand our base of distributors, customers and end-users.
The brand identity that we have developed through CUI, V-Infinity and our most recent acquisition, Comex, we expect to significantly contribute to the success of our business.  Maintaining and enhancing these brands is critical to expanding our base of distributors, customers and end-users.  If we fail to maintain and enhance our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected.  Maintaining and enhancing our brands will depend largely on our ability to be a technology leader and continue to provide high-quality products, which we may not do successfully.

Our international operations are subject to increased risks which could harm our business, operating results and financial condition.
International revenues accounted for approximately 17.55% of our total revenues in 2008.  We have limited experience with operations outside the U.S. and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to a number of risks, including the following:
•	Challenges caused by distance, language and cultural differences and by doing business with foreign agencies and governments.
•	Longer payment cycles in some countries.
•	Uncertainty regarding liability for services and content.
•	Credit risk and higher levels of payment fraud.
•	Currency exchange rate fluctuations and our ability to manage these fluctuations.
•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Import and export requirements that may prevent us from shipping products or providing services to a particular market and may increase our operating costs.
•	Potentially adverse tax consequences.
•	Higher costs associated with doing business internationally.
•	Different employee/employer relationships and the existence of workers’ councils and labor unions.

In addition, compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could expose us or our employees to fines and penalties.  These numerous and sometimes conflicting laws and regulations include import and export requirements, content requirements, trade restrictions, tax laws, sanctions, internal and disclosure control rules, data privacy requirements, labor relations laws, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials.  Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation.  Although we have policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.  Any such violations could include prohibitions on our ability to offer our products and services to one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results.

We are subject to increased regulatory scrutiny that may negatively impact our business.
The growth of our company and our expansion into a variety of new fields implicate a variety of new regulatory issues and may subject us to increased regulatory scrutiny, particularly in the U.S., Europe and Asia.  Moreover, our competitors have employed and will likely continue to employ significant resources to shape the legal and regulatory regimes in countries where we have significant operations.  Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that make our products less useful to our users, require us to incur substantial costs, or change our business practices.  These changes or increased costs could negatively impact our business.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.
As we expand our international operations, more of our customers may pay us in foreign currencies.  Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates.  If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished.  This could have a negative impact on our reported operating results.  Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not reduce or completely offset our exposure to foreign exchange fluctuations.  Additionally, hedging programs expose us to risks that could adversely affect our financial results, including the following:
•	We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.
•
We may be unable to hedge currency risk for some transactions or match the accounting for the hedge with the exposure because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

•
We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

•
We may determine that the cost of acquiring a foreign exchange hedging instrument outweighs the benefit we expect to derive from the derivative, in which case we would not purchase the derivative and would be exposed to unfavorable changes in currency exchange rates.

•	Significant fluctuations in foreign exchange rates could greatly increase our hedging costs.

The effects of the recent global economic crisis may impact our business, operating results or financial condition.
The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy and has impacted levels of consumer spending.  These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways.  For example, current or potential customers such as the automotive industry may delay or decrease spending with us or may not pay us or may delay paying us for previously purchased products and services.  In addition, if consumer spending continues to decrease, this may result in fewer computer sales which will have a direct impact on our sales revenue.  Finally, if the banking system or the financial markets continue to deteriorate or remain volatile, our corporate and individual lenders and investors may be impacted which could adversely affect our ability to secure capital necessary to continue our operations.

Risks Related to Our Common Stock

Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.
The market price for the Company’s Common Stock is volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond its control, which means its market price could be depressed and could impair its ability to raise capital:
•	actual or anticipated variations in its quarterly operating results;
•	announcements of technological innovations or new products or services by the Company or its competitors;
•	changes in financial estimates by securities analysts;
•	conditions or trends relating to the thermal management cooling technology;
•	changes in the economic performance and/or market valuations of other electromechanical and thermal management related companies;
•	conditions or trends relating to the marketing, sale or distribution of electromechanical components and industrial controls to OEM manufacturing customers;
•	changes in the economic performance and/or market valuations of other electromechanical components and industrial controls related companies;
•	additions or departures of key personnel;
•	fluctuations of the stock market as a whole.
•	Announcements about our earnings that are not in line with expectations.
•	Announcements by our competitors of their earnings that are not in line with expectations.
•	The volume of shares of common stock available for public sale.
•	Sales of stock by us or by our stockholders.
•	Short sales, hedging and other derivative transactions on shares of our common stock.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.  These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance.

Our Certificate of Incorporation limits director liability, thereby making it difficult to bring any action against them for breach of fiduciary duty.
The Company is a Colorado corporation.  As permitted by Colorado law, the Company's Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, with certain exceptions.  These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of the Company against a director.

We may be unable to meet its future capital requirements.
The Company is dependent on receipt of additional capital to effectively execute its business plan.  If adequate funds are not available to the Company on favorable terms, the Company will not be able to develop new products or enhance existing products in response to competitive pressures, which could affect its ability to continue as a going concern.  The Company cannot be certain that additional financing will be available to it on favorable terms when required, or at all.  If the Company raises additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.
The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  As a result, the Company’s Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market.  The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

For the foreseeable future, the Company’s securities will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges; therefore, we will be subject to Penny Stock Rules.  As a result of the aforesaid rules regulating penny stocks, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future.  Preferred Shares impose restrictions on our ability to pay Common Stock dividends.
A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock.  The Company has never paid cash dividends on its Common Stock and the Company does not expect to pay dividends in the foreseeable future.  Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A and Series B Convertible Preferred Stock.  As of November 16, 2009, the Company has 50,543 Series A Convertible Preferred shares outstanding and no Series B Convertible Preferred shares outstanding.  In the past, the Company has fulfilled its dividend obligations on the Series A and Series B Convertible Preferred Stock through a combination of the issuance of additional shares of its Series A Convertible Preferred and/or Common Stock and cash payments.

On December 31, 2008 dividends payable for the Series A Convertible Preferred Stock was $5,054.  Holders of the Company’s Series B Convertible Preferred Stock are entitled to annual dividends of $1.00 per share.  As of this filing, all Series B Convertible Preferred Stock had been converted to common shares.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.
The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:
•	Common Stock underlying the conversion rights of our Series A and Series B Convertible Preferred Stock.
•	Common Stock underlying the exercise of outstanding options and warrants.
•	Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.
•	Common Stock available on the secondary market.
•
Pledging stock to hedge funds or other corporate lenders as security to borrow money could result in short selling, encumbrance, stock pledge, transfer or sale to procure a hedge against adverse market conditions.

Any sale of substantial amounts of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A Convertible Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock.  Furthermore, substantial sales of our Common Stock in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

The covenants with our Series A Convertible Preferred Stock shareholders restrict our ability to incur debt outside the normal course, acquire other businesses, pay dividends on our Common Stock, sell assets or issue our securities without the consent of holders of a majority of the Series A Convertible Preferred Stock outstanding.  Such arrangements may adversely affect our future operations or may require us to make additional concessions to the holders of the Series A Convertible Preferred Stock in order to enter into transactions or take actions management deems beneficial and in the best interests of the holders of our Common Stock.

Note conversions could result in dilution of common stock
The conversion of outstanding promissory notes may result in substantial dilution to the interests of other holders of common stock, since the investors may ultimately convert and sell the full amount issuable on conversion under the notes.  To the extent the selling stockholders convert their notes and then sell their common stock into the market, the common stock price may decrease due to the additional shares in the market.  As of September 30, 2009, $1,300,000 principal of outstanding promissory notes and 12% per annum simple interest accruing thereon are convertible to equity.  $1,000,000 of these convertible promissory notes plus the interest accruing thereon are convertible at a floating per share price based at 80% of the average closing bid price 10 days preceding conversion date.  There is, however, a $0.20 per share minimum conversion price, which means that there is a maximum number of 5,000,000 shares related to the principal conversion plus an additional amount related to interest accrued at the time of conversion that the company may be obligated to issue related to the conversion of the $1,000,000 of convertible promissory notes.  The remaining $300,000 of outstanding convertible promissory notes plus the interest accrued thereon are convertible at $0.25 per share, which means that there is a maximum number of 1,200,000 shares related to the principal conversion plus an additional amount related to the interest accrued at the time of conversion that the Company may be obligated to issue related to the conversion of the $300,000 of convertible promissory notes.  Additionally, as a portion of the CUI, Inc. asset purchase consideration, the Company has outstanding a $17,500,000 convertible promissory note that accrues annual simple interest at a rate of 1.7% which could convert to Company common stock at a per share conversion of $0.25.  The convertible $17,500,000 promissory note is convertible to the equivalent of 70,000,000 shares plus an additional amount related to the interest accrued at the time of conversion that the Company may be obligated to issue.

In May 2009, Waytronx and a debt holder, IED, Inc., agreed to amend the $17,500,000 convertible promissory note related to the acquisition of CUI, Inc. by reducing the conversion rate from $0.25 to $0.07 per share to reflect the stock price for the ten day trailing average preceding April 24, 2009, the date of the agreement.  The agreement specifically retains the total maximum convertible shares at 70,000,000 as stated in the original Note.  This amendment effectively reduces the Note principal from $17,500,000 to $4,900,000.

Downward pressure on the stock price could encourage short selling
The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others.  This could place significant downward pressure on the price of the common stock.

In finance, short selling or “shorting” is a way to profit from the decline in price of a security, such as stock or bond.  A short sale is generally a sale of a stock you do not own.  Investors who sell short believe the price of the stock will fall.  If the price drops, you can buy the stock at the lower price and make a profit.  If the price of the stock rises and you buy it back later at the higher price, you will incur a loss.

When you sell short, your brokerage firm loans you the stock.  The stock you borrow comes from either the firm’s own inventory, the margin account of another of the firm’s clients or another brokerage firm.  As with buying stock on margin, you are subject to the margin rules.  Other fees and charges may apply.  If the stock you borrow pays a dividend, you must pay the dividend to the person or firm making the loan.

USE OF PROCEEDS

Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account.  We will not receive any proceeds from sales of any shares by selling shareholders.  All sales proceeds will be received by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 1,500,000 shares of our common stock which may be acquired pursuant to our 2008 Equity Incentive Plan the names of whom are not known by the Registrant at the time of filing this Form S-8 Registration Statement.  As the names and amounts of securities to be reoffered become known, the Registrant shall supplement this reoffer prospectus with that information as required by Rule 424(b) (section 230.424(b)).  We will not receive any of the proceeds from sales by the selling shareholders.

On May 15, 2008, the Company’s Board of Directors adopted a resolution creating the 2008 Equity Incentive Plan and authorizing 1,500,000 shares of Common Stock as 2008 Equity Incentive Plan common stock to be reserved for the plan and to be issued and distributed according to the terms of the plan.  On September 29, 2009, at the 2009 Annual Meeting of Shareholders the shareholders adopted a proposal to amend the 2008 Equity Incentive Plan to increase by 1,500,000 the number of common shares issuable under the plan from 1,500,000 presently authorized to 3,000,000 common shares.  It is the second tranche of 1,500,000 shares that is included in this Reoffer Prospectus.

The Equity Incentive Plan is intended to: (a) provide incentive to employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors and independent contractors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding employees, directors, independent contractors and advisors.

The Equity Incentive Plan provides for the issuance of incentive stock options (ISOs) to any individual who has been employed by the Company for a continuous period of at least six months.  The Equity Incentive Plan also provides for the issuance of Non Statutory Options (NSOs) to any employee who has been employed by the Company for a continuous period of at least six months, any director, or consultant to the Company.  The Board shall determine the exercise price per share in the case of an ISO at the time an option is granted and such price shall be not less than the fair market value or 110% of fair market value in the case of a ten percent or greater stockholder.  In the case of an NSO, the exercise price shall not be less than the fair market value of one share of stock on the date the option is granted.  Unless otherwise determined by the Board, ISO’s and NSOs granted under the Equity Incentive Plan have a maximum duration of 10 years.

BENEFICIAL INTEREST

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this filing by: (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and executives and (iii) all directors and executive officers as a group.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.  Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or that will become exercisable within 60 days of filing this document have been included in the table.

BENEFICIAL INTEREST TABLE

	Common Stock		Series A Convertible		Series C Convertible
			Preferred Stock		Preferred Stock
Name and Address of Beneficial Owner	Number	Percent of Class (2)	Number	Percent of Class (3)	Number	Percent of Class	Percent of All Voting Securities (4)
Colton Melby (5)	8,944,744	5.29%	-	*	-	*	5.29%
William J. Clough (6)	5,780,288	3.42%	-	*	-	*	3.42%
Thomas A. Price (7)	5,293,000	3.13%	-	*	-	*	3.13%
Sean P. Rooney (8)	377,377	*	-	*	-	*	*
Corey Lambrechy (9)	243,000	*	-	*	-	*	*
Matthew M McKenzie (10)	1,403,080	*	-	*	-	*	*
Daniel N. Ford (11)	1,792,090	1.06%	-	*	-	*	1.06%
Bradley J. Hallock (12)	9,055,639	5.36%	-	*	-	*	5.36%
Walter/Whitney Miles (13)	10,000,000	5.92%	-	*	-	*	5.92%
Kjell Qvale (14)	19,302,135	11.42%	-	*	-	*	11.42%
Jmames McKenzie (15)	62,929,300	37.22%	-	*	-	100.00%	37.22%
Jerry Ostrin	-	*	45,000	93.67%	-	*	*
Barry Lezak	-	*	3,043	6.33%	-	*	*
Officers, Directors, Executives as Group	23,833,579	14.10%	-	*	-	*	14.10%

* Less than 1 percent

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062.
(2) Calculated on the basis of 169,056,165 shares of common stock issued, issuable and outstanding at November 16, 2009 except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.  This calculation excludes shares of common stock issuable upon the conversion of Series A Preferred Stock.
(3) Calculated on the basis of 50,543 shares of Series A Preferred Stock issued and outstanding at November 16, 2008.
(4) Calculated on the basis of an aggregate of 169,056,165 shares of common stock with one vote per share and 50,543 shares of Series A Preferred Stock with one vote per share issued and outstanding at November 16, 2009; shares of common stock underlying options and warrants do not have voting privileges.
(5) Colton Melby's securities are held in the name of a partnership in which he owns a controlling interest.  Mr. Melby's common stock includes an option to purchase 243,000 common shares and 400,000 shares underlying a warrant issued as consideration for a letter of credit guarantee which warrant vests: fifty percent at the May 15, 2008 date of issuance, twenty five percent at the one year anniversary and twenty five percent at the two year anniversary.  Should the underlying debt be satisfied or all, or any portion, of the letter of credit be released prior to any vesting, then any remaining warrant shares shall not vest.  Mr. Melby is Chairman of the Board of Directors.

(6) Mr. Clough's common stock includes 3,640,485 common shares he has the right to purchase pursuant to a warrant and 1,358,303 options to purchase common shares.  Mr. Clough is a Director and CEO/President of Waytronx, Inc. and CEO of CUI, Inc.
(7) Mr. Price's shares include an option to purchase 243,000 common shares and 700,000 shares underlying a warrant issued as consideration for a letter of credit guarantee which warrant vests: fifty percent at the May 15, 2008 date of issuance, twenty five percent at the one year anniversary and twenty five percent at the two year anniversary.  Should the underlying debt be satisfied or all, or any portion, of the letter of credit be released prior to any vesting, then any remaining warrant shares shall not vest.  Mr. Price is a Director.
(8) Mr. Rooney’s shares include options to purchase 243,000 common shares.  Mr. Rooney is a Director.
(9) Mr. Lambrecht’s shares include options to purchase 243,000 common shares.  Mr. Lambrecht is a Director.
(10) Mr. McKenzie's common stock ownership is through his ownership of an interest in a convertible promissory note that he may convert to common stock after May 15, 2009 representing 707,071 common shares and options to purchase 696,009 common shares.  Mr. McKenzie is a Director and is President and COO of CUI, Inc.
(11) Mr. Ford's common stock ownership is through his ownership of an interest in a convertible promissory note that he may convert to common stock after May 15, 2009 representing 1,414,141 common shares and options to purchase 377,949 common shares.  Mr. Ford is CFO of Waytronx, Inc. and CUI, Inc.
(12) Mr. Hallock's common stock includes 2,100,000 common shares he has the right to purchase pursuant to a warrant, 271,099 shares he has the right to purchase pursuant to options and 73,500 shares owned by his IRA account.  Mr. Hallock is Executive Vice President of Waytronx, Inc.
(13) Mr. and Mrs. Miles' 10,000,000 common stock ownership is comprised of direct entitlement shares (8,750,000 shares) and related party management (1,250,000 shares) held by their four sons: Jeffrey, Joseph, Matthew and Scott, 312,500 shares each.
(14) All common stock is owned by Kjell H. Qvale Survivors Trust.  Mr. Qvale's common stock includes 5,000,000 shares he has the right to purchase pursuant to a convertible promissory note, 302,135 shares underlying two warrants and 4,000,000 shares underlying a warrant issued as consideration for a letter of credit guarantee which warrant vests: fifty percent at the May 15, 2008 date of issuance, twenty five percent at the one year anniversary and twenty five percent at the two year anniversary.  Should the underlying debt be satisfied or all, or any portion, of the letter of credit be released prior to any vesting, then any remaining warrant shares shall not vest.
(15) James McKenzie’s common stock includes 62,929,300 shares related to his ownership in the $4,900,000 convertible note (convertible at $0.07 per share) related to the CUI, Inc. acquisition.

We relied upon Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration for the issuance of the above securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and transferees may sell any or all of the shares of common stock for value from time to time under this reoffer prospectus in one or more transactions on the Over-the-Counter Bulletin Board or any stock exchange, market or trading facility on which the common stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	underwritten offerings;
•	short sales;
•	agreements by the broker-dealer and a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise.  In such transactions, broker- dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with a selling stockholder.  The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.  If a selling stockholder sells shares short, he or she may redeliver the shares to close out such short positions.  The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares.  The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus.  In addition, the selling stockholder may loan his or her shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market.  A selling stockholder may also pledge shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares.  To our knowledge, no selling stockholder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by a selling stockholder.

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.  All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Johnson, Pope, Bokor, Ruppel & Burns, LLP, of Clearwater, Florida.

EXPERTS

Our financial statements as of December 31, 2008 and for the years ended December 31, 2008 and 2007 appearing in this Prospectus and registration statement have been audited by Webb & Company, P. A., Boynton Beach, Florida, Independent Registered Public Accounting Firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

The above discussion of our Articles of Incorporation and the General Corporation Law of Colorado is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-8.  This Prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement.  Some information is omitted, and you should refer to the registration statement and its exhibits.  With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.  You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800- SEC-0330.  We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.  Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  You should rely only on the information provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that we filed with the SEC are incorporated herein by reference:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission March 31, 2009.
(b)	Quarterly Report on Form 10-Q for the nine months ending September 30, 2009 filed with the Commission on November 13, 2009.
(c)	Definitive Proxy Statement on Form 14A filed with the Commission on August 10, 2009
(d)	Pre Effective Post Effective Amendment No. 1 to Form S-3 filed with the Commission on August 17, 2009.
(e)
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents.  You may request copies by writing Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference
The SEC allows us to incorporate by reference into this reoffer prospectus the information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus.  We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares.  The Company filed with the Commission:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission March 31, 2009.
(b)	Quarterly Report on Form 10-Q for the nine months ending September 30, 2009 filed with the Commission on November 13, 2009.
(c)	Definitive Proxy Statement on Form 14A filed with the Commission on August 10, 2009
(d)	Pre Effective Post Effective Amendment No. 1 to Form S-3 filed with the Commission on August 17, 2009.
(e)
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these documents, at no cost, by written request to: Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062, phone (503) 612-2300.

Item 4.          Description of Securities
This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 1,500,000 shares of our common stock which may be acquired pursuant to our 2008 Equity Incentive Plan.  Our Common Stock is traded on the OTC Bulletin Board (OTCBB) under the trading symbol "WYNX.OB".

On May 15, 2008, the Company’s Board of Directors adopted a resolution creating the 2008 Equity Incentive Plan and authorizing 1,500,000 shares of Common Stock as 2008 Equity Incentive Plan common stock to be reserved for the plan and to be issued and distributed according to the terms of the plan.  These initial 1,500,000 shares were included in a Form S-8 registration statement that was filed with the Commission July 25, 2008.  On September 29, 2009, at the 2009 Annual Meeting of Shareholders, the shareholders adopted a proposal to amend the 2008 Equity Incentive Plan to increase by 1,500,000 the number of common shares issuable under the plan from 1,500,000 presently authorized to 3,000,000 common shares.  It is the second tranche of 1,500,000 shares that is included in this Reoffer Prospectus.

The Company currently has authorized 325,000,000 common shares $0.001 par value and 10,000,000 preferred shares $0.001 par value.  Of the 10,000,000 authorized preferred shares, 5,000,000 shares have been designated as Series A Convertible Preferred, 30,000 shares have been designated as Series B Convertible Preferred and 10,000 shares have been designated as Series C Convertible Preferred.  As of November 16, 2009, the Company’s outstanding shares consisted of 169,056,165 issued, issuable and outstanding shares of common stock, 50,543 shares of Series A Convertible Preferred Stock and no shares of Series B and Series C Convertible Preferred Stock.  As of November 16, 2009, the Company had in excess of 3,000 shareholders of record.

The description of the Company’s capital stock does not purport to be complete and is subject to and qualified by its Articles of Incorporation and Bylaws, amendments thereto, including the Certificates of Designation for its Series A, Series B and Series C Convertible Preferred Stock and by the provisions of applicable Colorado law.  The Company’s transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The holders of Common Stock and Series A and Series C Convertible Preferred are entitled to one vote per share and holders of Series B Convertible Preferred shares are entitled to one thousand votes per share for all purposes and do not have cumulative voting rights.  There is a restriction on the payment of any common stock dividends because any cumulative preferred stock dividends are required to be paid prior to the payment of any common stock dividends.  Also, the retained earnings of the Company would be restricted upon an involuntary liquidation by the cumulative unpaid preferred dividends to the preferred stockholders and for the $1.00 per share Series A and $240 per share Series B liquidation preferences.  No shares of Series B Convertible Preferred are outstanding as of the date of this prospectus.  Holders of the Company’s Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption or sinking-fund provisions.

The Company has not paid any dividends on its common stock since inception.  The Company expects to continue to retain all earnings generated by its operations for the development and growth of its business and do not anticipate paying any cash dividends to its common shareholders in the foreseeable future.  The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by the Company’s Board of Directors in light of its earnings, financial condition, capital requirements and other factors.

Item 5.          Interest of Named Experts and Counsel.

Michael T. Cronin, Esq., of the law firm of Johnson, Pope, Bokor, Ruppel & Burns, P.A., has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and general legal consulting and advice on a variety of matters.  Neither Mr. Cronin nor his law firm has been employed on a contingent basis at anytime.

Item 6.          Indemnification of Directors and Officers.

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

The above discussion of our Articles of Incorporation and the General Corporation Law of Colorado is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

Exhibit No.	Description

5.1[1]	Opinion and consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, filed herewith.
23.3[1]	Consent of Webb & Company, P.A., Independent Registered Public Accounting Firm, filed herewith.
23.5[1]	Consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, included in Exhibit 5.1.
99.1[2]	Form S-8 filed with the Commission on July 25, 2008.
99.2[2]	2008 Waytronx, Inc. Employee Incentive Plan attached as an exhibit to Form S-8 filed with the Commission on July 25, 2008

Footnotes to Exhibits:
1	Filed herewith.
2	Incorporated by reference herewith.

Item 9.          Undertakings.

Undertakings Relating to Delayed or Continuous Offerings of Securities.
 The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Relating to the Incorporation of Certain Documents by Reference.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tualatin, State of Oregon on November 18, 2009.

Waytronx, Inc.

By:	/s/ William J. Clough
William J. Clough, President/CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William J. Clough	CEO/Pres./Director	November 18, 2009.
William J. Clough

/s/ Daniel N. Ford	CFO	November 18, 2009.
Daniel N. Ford

/s/ Matthew M. McKenzie	Director	November 18, 2009.
Matthew M. McKenzie

/s/ Corey Lambrecht	Director	November 18, 2009.
Corey Lambrecht

/s/ Thomas A. Price	Director	November 18, 2009.
Thomas A. Price

/s/ Colton Melby	Director	November 18, 2009.
Colton Melby

/s/ Sean P. Rooney	Director	November 18, 2009.
Sean P. Rooney